Exhibit 24.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tredegar Corporation on Form S-8 (File Number 33-64647) of our report dated June 8, 2004, appearing in this Annual Report on Form 11-K of the Tredegar Corporation Retirement Savings Plan for the year ended December 31, 2003.

/s/ Witt, Mares & Company, PLC

Richmond, Virginia
June 24, 2004